Exhibit 21.1
LIST OF SUBSIDIARIES

At the time of this filing, the following entities are subsidiaries of SL Investment Corp.:

Company Name	Jurisdiction of Organization

SLIC Financing SPV LLC	Delaware
SLIC Equity Holdings LLC	Delaware